PondelWilkinson Inc.
1880 Century Park East, Suite 700
Los Angeles, CA 90067

	T	(310) 279 5980
Investor Relations	F	(310) 279 5988
Corporate/Financial Communications	W	www.pondel.com

CONTACTS:	Transnational Automotive Group, Inc.
Seid Sadat
NEWS RELEASE	(818) 961-2727
ssadatcfo@transauto-group.com

PondelWilkinson Inc.
Roger Pondel / Judy Lin Sfetcu
(310) 279-5980
jsfetcu@pondel.com

TRANSNATIONAL AUTOMOTIVE CEO, CHAIRMAN RESIGNS DUE TO HEALTH REASONS

     WOODLAND HILLS, Calif.– March 7, 008 – Transnational Automotive Group, Inc. (TAUG) (OTCBB: TAMG) said today that its chairman and chief executive officer, Ralph J. Thomson, has resigned from his posts, effective immediately, for health reasons.

     Thomson, 70, has held the CEO position since October 2006 and has been chairman of the board since August 2006.

     The company said that until a successor is named, Thomson’s responsibilities will be jointly assumed by its chief financial officer, Seid Sadat, and its corporate secretary, David M. Brown.

     “We appreciate the many contributions Ralph has made to our company,” Sadat said. “Under Ralph’s leadership, TAUG last November won the coveted ACE award for 2007 from the U.S. State Department in the small-medium sized enterprises category for its extensive work providing safe, affordable transportation and increasing local quality of life in Cameroon. We wish Ralph all the best in the months to come.”

About Transnational Automotive Group, Inc.

     Transnational Automotive Group provides urban transportation bus services in the African nation of Cameroon. Its mission is to help create positive social change and enhance the quality of life in emerging nations by establishing infrastructure and workforce developments which accelerate the growth of local and regional economies. For more information about TAUG, visit www.transauto-group.com.

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